February 10, 2012

Justin Dobbie, Legal Branch Chief

Tonya Aldave

Securities and Exchange Commission

Washington DC, 20549

Re:	Platinum Studios, Inc. Registration Statement on Form S-1 Filed November 14, 2011 File No. 333-177921

Dear Ms. Aldave:

Thank you for your notification that there are no further comments. Platinum Studios is, therefore, requesting an acceleration of the “effective date” to Monday, February 13, 2012.

Sincerely,

/s/ Christopher Dieterich, for

CHRISTOPHER DIETERICH

DIETERICH & ASSOCIATES

Counsel to Platinum Studios, Inc.